Exhibit A: Letter to Customers with Delayed Shipping

Thank you for your recent order of the Byrna HD! At Byrna, our mission is simple - to save lives. We believe our technology has the potential to transform self-defense and we are excited to welcome you to #ByrnaNation.

We were surprised and thrilled to be featured on FOX News earlier this month and have experienced an unprecedented surge in demand for our products that we were frankly, unprepared for. To put things into perspective, we were projecting to sell 2,000 Byrna HDs in June but in just one week we received more than 13,000 orders!

We're honored to have you as a customer and are confident you will be very pleased with your purchase. We also want you to know that we're moving heaven and earth to get you your order as quickly as possible and are ramping up production to meet the increased demand that we are now seeing. We expect to be able to ship all orders by the end of August.

Here's our plan:

• Expanding Production: We're working to expand our production capabilities by five times. This includes hiring dozens of new employees at our Fort Wayne, Indiana facility and taking an additional 10,000 square feet of space.

• Expediting Shipping: During the pandemic, the transportation of parts and materials has been slow. We're chartering an 8-ton cargo jet to get orders from our factory to your door as quickly as possible.

We're committed to keeping you informed throughout the production process and will be sharing another update soon. In the meantime, you can always reach our customer service team at info@byrna.com or visit the Order Statuspage of our website for the latest information.

Sincerely,
Bryan Ganz, President and CEO Byrna Technologies Inc.